                                                                     Exhibit 3.1

                            Articles of Incorporation

                                       of

                               TierOne Corporation

          The undersigned, acting as the sole incorporator of a corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, hereby adopts the following articles of incorporation for the purpose of forming the corporation herein described (the "corporation"):

                                   ARTICLE 1
                                   ---------

          The name of the corporation is TierOne Corporation.

                                   ARTICLE 2
                                   ---------

          The aggregate number of shares which the corporation shall have the authority to issue shall be Seventy Million (70,000,000) shares, consisting of:
(i) Sixty Million (60,000,000) shares of a class designated as "Common Stock," with a par value of $.01 per share; and (ii) Ten Million (10,000,000) shares of a class designated as "Preferred Stock," with a par value of $.01 per share.

          The designation, relative rights, preferences and limitations of the shares of each class and the authority of the Board of Directors of the corporation to establish and to designate series of Preferred Stock and to fix variations in the relative rights, preferences and limitations as between such series, shall be as set forth herein.

          A.   Preferred Stock.
               ---------------

          (1)  Series and Variations Between Series. The Board of Directors of
               ------------------------------------
the corporation is authorized, to the fullest extent permitted under the Wisconsin Business Corporation Law and the provisions of this Section A, to provide for the issuance of the Preferred Stock in series, each of such series to be distinctively designated and to have such redemption rights, dividend rights, rights on dissolution or distribution of assets, conversion or exchange rights, voting powers, designations, preferences and relative participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof as shall be provided by the Board of Directors of the corporation consistent with the provisions of this Article 2.

          (2)  Dividends. Before any dividends shall be paid or set apart for
               ---------
payment upon shares of Common Stock, the holders of each series of Preferred Stock shall be entitled to receive dividends at the rate (which may be fixed or variable) and at such times as specified in the particular series. The holders of shares of Preferred Stock shall have no rights to participate with the holders of shares of Common Stock in any distribution of dividends in excess of the preferential dividends, if any, fixed for such Preferred Stock.

          (3)  Liquidation Rights. In the event of any voluntary or involuntary
               ------------------
liquidation, dissolution or winding up of the corporation, the holders of shares of each series of Preferred Stock shall be entitled to receive out of the assets of the corporation in money or money's worth the preferential amount, if any, specified in the particular series for each share at the time outstanding together with all accrued but unpaid dividends thereon, before any of such assets shall be paid or distributed to holders of Common Stock. The holders of Preferred Stock shall have no rights to participate with the holders of Common Stock in the assets of the corporation available for distribution to shareholders in excess of the preferential amount, if any, fixed for such Preferred Stock.

          (4)  Voting Rights. The holders of Preferred Stock shall have only
               -------------
such voting rights as are fixed for shares of each series by the Board of Directors pursuant to this Section A or are provided, to the extent applicable, by the Wisconsin Business Corporation Law.

          B.   Common Stock.
               ------------

          (1)  Dividends. Subject to the provisions of this Article 2, the Board
               ---------
of Directors of the corporation may, in its sole discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends or other distributions on the Common Stock.

          (2)  Liquidation Rights. In the event of any voluntary or involuntary
               ------------------
liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of Preferred Stock the full preferential amounts, if any, to which they are entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the corporation available for distribution.

          (3)  Voting Rights. Except as otherwise provided by the Wisconsin
               -------------
Business Corporation Law, and except as may be determined by the Board of Directors with respect to Preferred Stock pursuant to Section A of this Article 2, only the holders of Common Stock shall be entitled to vote for the election of directors of the corporation and for all other corporate purposes. Upon any such vote, the holders of Common Stock shall, except as otherwise provided by law, be entitled to one vote for each share of Common Stock held by them respectively.

          C.   Preemptive Rights. Except as the Board of Directors of the
               -----------------
corporation may otherwise determined from time to time, no holder of shares of any class of capital stock of the corporation shall have any preferential or preemptive right to acquire unissued shares of capital stock of the corporation or securities convertible into such shares or conveying a right to subscribe for or acquire shares.

                                   ARTICLE 3
                                   ---------

          A.   General Powers, Number, Classification, Nomination and Tenure of
               ----------------------------------------------------------------
Directors. The general powers, number, classification, requirements for
---------
nomination, tenure and qualifications of the directors of the corporation shall be as set forth in Sections 3.01 and 3.02 of Article III and Section 2.14 of
Article II of the Bylaws of the corporation (and as such Sections shall exist from time to time). Such Sections 3.01, 3.02 and 2.14 of the Bylaws, or any provision thereof, may only be amended, altered, changed or repealed by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class; provided, however, that the Board of Directors, by resolution adopted by the Requisite Vote (as hereinafter defined), may amend, alter, change or repeal Sections 3.01, 3.02 and 2.14 of the Bylaws, or any provision thereof, without a vote of the shareholders. As used herein, the term "Requisite Vote" shall mean the affirmative vote of at least two-thirds of the directors then in office plus one director.

          B.   Removal of Directors. Any director may be removed from office,
               --------------------
but only for Cause (as hereinafter defined), by the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of stock of the voting group of shareholders that elected the director to be removed; provided, however, that if the Board of Directors by resolution adopted by the Requisite Vote shall have recommended removal of a director, then the shareholders may remove such director from office without Cause by a majority vote of such outstanding shares. As used herein, "Cause" shall exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duties to the corporation in a matter which has a material adverse effect on the business of the corporation and such adjudication is no longer subject to direct appeal.

          C.   Vacancies. Any vacancy occurring in the Board of Directors,
               ---------
including a vacancy created by the removal of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Board of Directors; provided, however, that if the vacant office was held by a director elected by a voting group of shareholders, only the remaining directors elected by that voting group shall fill the vacancy. For purposes of this Article 3, a director elected by directors to fill a vacant office pursuant to this Section C shall be deemed to be a director elected by the same voting group of shareholders that elected the director(s) who voted to fill the vacancy. Any director elected pursuant to this Section C shall serve until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.

          D.   Amendments.
               ----------

          (1) Notwithstanding any other provision of these Articles of Incorporation (and notwithstanding the fact that a lesser affirmative vote may be specified by law), the provisions of this Article 3 may be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class.

          (2) Notwithstanding the foregoing and any provisions in the Bylaws of the corporation, whenever the holders of any one or more series of Preferred Stock issued by the corporation pursuant to Article 2 hereof shall have the right, voting separately as a class or by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by the terms of the applicable series.

                                   ARTICLE 4
                                   ---------

          A.   Business Combinations Within Three Years of the Stock Acquisition
               -----------------------------------------------------------------
Date. In addition to any affirmative vote otherwise required by law, the Bylaws
----
of the corporation, these Articles of Incorporation or the terms of any series of Preferred Stock, and except as otherwise expressly provided in Section C of this Article 4, the corporation may not engage in a Business Combination (as hereinafter defined) with an Interested Shareholder (as hereinafter defined) for three (3) years after the Interested Shareholder's Stock Acquisition Date (as hereinafter defined) unless the Board of Directors of the corporation has approved by resolution, before the Interested Shareholder's Stock Acquisition Date, that Business Combination or the purchase of Stock (as hereinafter defined) made by the Interested Shareholder on that Stock Acquisition Date.

          B.   Business Combinations More Than Three Years After the Stock
               -----------------------------------------------------------
Acquisition Date. Except as otherwise expressly provided in Section C of this
----------------
Article 4, at any time after the three-year period described in Section A of this Article 4, the corporation may engage in a Business Combination with an Interested Shareholder but only if, in addition to any affirmative vote otherwise required by law, the Bylaws of the corporation, these Articles of Incorporation or the terms of any series of Preferred Stock, any of the following conditions is satisfied:

          (1) The Board of Directors of the corporation has approved, before the Interested Shareholder's Stock Acquisition Date, the purchase of Stock made by the Interested Shareholder on that Stock Acquisition Date.

          (2) The Business Combination is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding Voting Stock (as hereinafter defined) not beneficially owned by the Interested Shareholder at a meeting called for that purpose.

          (3)  The Business Combination meets all of the following conditions:

               (i) Holders of all outstanding shares of Stock of the corporation not beneficially owned by the Interested Shareholder are each entitled to receive per share an aggregate amount of cash and the market value, as of the Consummation Date (as hereinafter defined), of noncash consideration at least equal to the higher of the following:

                   (a) The highest of: the market value per share on the Announcement Date (as hereinafter defined) with respect to the Business Combination, the market value per share on the Interested Shareholder's Stock Acquisition Date, the highest price per share paid by the Interested Shareholder, including brokerage commissions, transfer taxes and soliciting dealers' fees, for shares of the same class or series within the three
          (3) years immediately before and including the Announcement Date of the Business Combination or the highest price per share paid by the Interested Shareholder, including brokerage commissions, transfer taxes and soliciting dealers' fees, for shares of the same class or series within the three (3) years immediately before and including the Interested Shareholder's Stock Acquisition Date; plus, in each case, interest compounded annually from the earliest date on which that highest per share acquisition price was paid or the per share market value was determined, through the Consummation Date, at the rate for one-year U.S. Treasury obligations from time to time in effect; less the aggregate amount of any cash and the market value, as of the dividend payment date, of any noncash dividends paid per share since that date, up to the amount of that interest.

                    (b) The highest preferential amount per share, if any, to which the holders of shares of that class or series of Stock are entitled upon the voluntary or involuntary liquidation of the corporation, plus the aggregate amount of dividends declared or due which those holders are entitled to before payment of dividends on another class or series of Stock, unless the aggregate amount of those dividends is included in the preferential amount.

               (ii) The form of consideration to be received by holders of each particular class or series of outstanding Stock in the Business Combination is in cash or, if the Interested Shareholder holds previously acquired shares of that class or series, the same form as the Interested Shareholder previously used to acquire the largest number of shares of that class or series.

          C.   Excluded Transactions. The provisions of this Article 4 shall not
               ---------------------
apply to any of the following:

          (1) A Business Combination of the corporation with an Interested Shareholder if the corporation did not have a class of Voting Stock registered or traded on a national securities exchange or registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on the Interested Shareholder's Stock Acquisition Date.

          (2) A Business Combination of the corporation with an Interested Shareholder which became an Interested Shareholder inadvertently, if the Interested Shareholder satisfies both of the following:

               (i) As soon as practicable divests itself of a sufficient amount of the Voting Stock of the corporation so that the Interested Shareholder is no longer the beneficial owner of at least 10% of the voting power of the outstanding Voting Stock of the corporation, or a Subsidiary of the corporation (as hereinafter defined).

               (ii) Would not at any time within the three (3) years before the Announcement Date with respect to the Business Combination in question have been an Interested Shareholder except for the inadvertent acquisition.

          D.   Definitions. For the purposes of this Article 4:
               -----------

          (1) "Affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a specified person.

          (2) "Announcement Date" shall mean the date of the first public announcement of a final, definitive proposal for a Business Combination.

          (3)  "Associate" of a person shall mean any of the following:

               (i) A corporation or organization of which the person is an officer, director or partner or is the beneficial owner of at least 10% of any class of Voting Stock.

               (ii) A trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity.

               (iii) A relative or spouse of the person, or a relative of the spouse, who has the same principal residence as the person.

          (4)  A person shall be deemed to be the "beneficial owner" of any
Stock:

               (i) which such person or any of such person's Affiliates or Associates beneficially owns, directly or indirectly;

               (ii) which such person or any of such person's Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than rights issued by the corporation pursuant to a shareholder rights plan), warrants or options, or otherwise; provided, however, that a person shall not be deemed the beneficial owner of securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or
     (b) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the beneficial owner of any security if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation; or

               (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of such person's Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to subparagraph D(4)(ii)(b) of this Article 4) or disposing of any securities of the corporation.

          (5)  "Business Combination" means any of the following:

               (i) A merger or share exchange of the corporation or any Subsidiary of the corporation with any of the following:

                     (a) An Interested Shareholder.

                     (b) A corporation, whether or not it is an Interested Shareholder, which is, or after a merger or share exchange would be, an Affiliate or Associate of an Interested Shareholder.

               (ii) A sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder of assets of the corporation or a Subsidiary of the corporation if those assets meet any of the following conditions:

                     (a) Have an aggregate market value equal to at least 5% of the aggregate market value of all the assets, determined on a consolidated basis, of the corporation.

                     (b) Have an aggregate market value equal to at least 5% of the aggregate market value of all the outstanding Stock of the corporation.

                     (c) Represent at least 10% of the earning power or income, determined on a consolidated basis, of the corporation.

               (iii) The issuance or transfer by the corporation or a Subsidiary of the corporation, in one transaction or a series of transactions, of any Stock of the corporation or a Subsidiary of the corporation if all of the following conditions are satisfied:

                     (a) The stock has an aggregate market value equal to at least 5% of the aggregate market value of all of the outstanding Stock of the corporation.

                     (b) The Stock is issued or transferred to an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder, except for Stock of the corporation or such Subsidiary issued or transferred pursuant to the exercise of warrants, rights or options to purchase such Stock offered, or a dividend paid, or distribution made, proportionately to all holders of Stock of the corporation.

               (iv) The adoption of a plan or proposal for the liquidation or dissolution of the corporation which is proposed by, on behalf of, or pursuant to a written or unwritten agreement, arrangement or understanding with, an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder.

                    (v) Any of the following, if the direct or indirect effect is to increase the proportionate share of the outstanding Stock of a class or series of securities convertible into Voting Stock of the corporation or a Subsidiary of the corporation beneficially owned by the Interested Shareholder of an Affiliate or Associate of the Interested Shareholder, unless the increase is the result of immaterial changes due to fractional share adjustment:

                    (a) A reclassification of securities, including, without limitation, a stock split, stock dividend or other distribution of Stock in respect of Stock, or reverse stock split.

                    (b) A recapitalization of the corporation.

                    (c) A merger or share exchange of the corporation with a Subsidiary of the corporation.

                    (d) Any other transaction, whether or not with, into or involving the Interested Shareholder, which is proposed by, on behalf of, or pursuant to a written or unwritten agreement, arrangement or understanding with, the Interested Shareholder or an Affiliate or Associate of the Interested Shareholder.

               (vi) Receipt by an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder of the direct or indirect benefit of a loan, advance, guarantee, pledge or other financial assistance or a tax credit or other tax advantage provided by or through the corporation or any Subsidiary of the corporation, unless the Interested Shareholder receives the benefit proportionately as a holder of Stock of the corporation.

          (6) "Consummation Date" means the date of consummation of a Business Combination.

          (7) "Control", "controlled by" or "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, except as provided in the next sentence, by contract, or otherwise. "Control" of a corporation is not established for purposes of this
Article 4 if a person, in good faith and not for the purpose of circumventing this Article 4, holds voting power as an agent, bank, broker, nominee, custodian or trustee for one or more beneficial owners who do not individually or as a group have control of the corporation. For purposes of this Article 4, a person's beneficial ownership of at least 10% of the voting power of a corporation's outstanding Voting Stock creates a presumption that the person has control of the corporation.

          (8) (i) "Interested Shareholder," with respect to the corporation, means a person other than the corporation or a Subsidiary of the corporation that meets any of the following conditions:

                    (a) Is the beneficial owner of at least 10% of the voting power of the outstanding Voting Stock of the corporation.

                    (b) Is an Affiliate or Associate of the corporation and at any time within three (3) years immediately before the date in question was the beneficial owner of at least 10% of the voting power of the then outstanding Voting Stock of the corporation.

               (ii) For the purpose of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock of the corporation considered outstanding includes shares beneficially owned by the person but does not include any other unissued shares of Voting Stock of the corporation which may be issuable pursuant to an agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (9)  "Stock" means any of the following:

               (i) Shares, stock or similar security, certificate of interest, participation in a profit sharing agreement, voting trust certificate, or certificate of deposit for any of the items described herein.

               (ii) Security which is convertible, with or without consideration, into stock, or any warrant, call or other option or privilege of buying stock, or any other security carrying a right to acquire, subscribe to or purchase stock.

          (10) "Stock Acquisition Date", with respect to any person, means the date that that person first becomes an Interested Shareholder of the corporation.

          (11) "Subsidiary of the corporation" shall mean any other corporation of which Voting Stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the corporation.

          (12) "Voting Stock" means capital stock of a corporation entitled to vote generally in the election of directors.

          E.   Determination of Market Value. For purposes of this Article 4,
               -----------------------------
the market value of Stock or other property other than cash or Stock is determined as follows:

          (1)  In the case of Stock generally, by:

               (i) The highest closing sale price during the thirty (30) days immediately before the date in question of a share of that class or series of Stock on the composite tape for stocks listed on the New York Stock Exchange, or, if that class or series of Stock is not quoted on the composite tape or if that class or series of Stock is not listed on the New York Stock Exchange, on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended, or The Nasdaq Stock Market, or any similar system then in use, on which that class or series of Stock is listed.

               (ii) If that class or series of Stock is not listed on an exchange or system described above, the highest closing bid quotation for a share of that class or series of Stock during the thirty (30) days immediately before the date in question on The Nasdaq Stock Market, or any similar system then in use.

          (2) In the case of property other than cash or Stock (except for Stock not traded as provided above), the fair market value of the property or Stock on the date in question as determined in good faith by the Board of Directors of the corporation.

          F.   Fiduciary Obligations. Nothing contained in this Article 4 shall
               ---------------------
be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

          G.   Amendment. Notwithstanding any other provisions of these Articles
               ---------
of Incorporation, the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Voting Stock, voting as a single class, shall be required to amend, alter, change, repeal, or adopt any provision inconsistent with, this
Article 4.

                                   ARTICLE 5
                                   ---------

          Sections 180.1130 to 180.1134 and 180.1150 of the Wisconsin Business Corporation Law as in effect on the date hereof, and as such Sections may be amended from time to time, shall apply to this corporation as if it were a "resident domestic corporation" subject to such Sections. Notwithstanding any other provision of these Articles of Incorporation, the provisions of this
Article 5 may be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class.

                                   ARTICLE 6
                                   ---------

          The Bylaws of the corporation may limit the authority of the shareholders of the corporation to call a special meeting of shareholders to the fullest extent permitted by the Wisconsin Business Corporation Law.

                                   ARTICLE 7
                                   ---------

          The address of the corporation's initial registered office is 44 East Mifflin Street, Madison, Wisconsin 53703. The name of the corporation's initial registered agent at such address is CT Corporation System.

                                   ARTICLE 8
                                   ---------

          The name and address of the sole incorporator of the corporation is TierOne Bank, 1235 "N" Street, Lincoln, Nebraska 68508.

                                   ARTICLE 9
                                   ---------

          These Articles of Incorporation may be amended solely as authorized herein and by law at the time of amendment.

                                      ****

          Executed in duplicate as of this 3rd day of April, 2002.

                                           TierOne Bank
                                           (the Sole Incorporator)


                                           By: /s/ Gilbert G. Lundstrom
                                              ---------------------------------
                                               Gilbert G. Lundstrom
                                               Chairman of the Board and
                                               Chief Executive Officer

_______________
This instrument was drafted by, and should be returned to, Gilbert G. Lundstrom, TierOne Bank, 1235 "N" Street, Lincoln, Nebraska 68508.